/* Style Definitions */ table.MsoNormalTable {mso-style-name:"Table Normal"; mso-tstyle-rowband-size:0; mso-tstyle-colband-size:0; mso-style-noshow:yes; mso-style-parent:""; mso-padding-alt:0in 5.4pt 0in 5.4pt; mso-para-margin:0in; mso-para-margin-bottom:.0001pt; mso-pagination:widow-orphan; font-size:10.0pt; font-family:"Times New Roman"; mso-ansi-language:#0400; mso-fareast-language:#0400; mso-bidi-language:#0400;} EXHIBIT 23

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-101024) of Jennifer Convertibles, Inc. and subsidiaries of our report dated October 27, 2005, with respect to our audits of the consolidated financial statements as of August 27, 2005 and August 28, 2004 and for each of the three years in the period ended August 27, 2005, which is included in the Annual Report on Form 10-K for the year ended August 27, 2005.

Eisner LLP

New York, New York

November 21, 2005